EXHIBIT 2.2

                               FIRST AMENDMENT TO
                            STOCK PURCHASE AGREEMENT

         This First Amendment to Stock Purchase Agreement (the "First Amendment") is effective as of the 14th day of September, 2000 between HEICO Aviation Products Corp., a Florida corporation ("Seller"), and Hobart Brothers Company, an Ohio corporation and a wholly owned subsidiary of Illinois Tool Works Inc. ("Buyer").

         WHEREAS, Buyer and Seller have entered into a Stock Purchase Agreement dated as of August 1, 2000 (the "Purchase Agreement"), pursuant to which Seller has agreed to sell and Buyer has agreed to buy all of the issued and outstanding shares of common stock, no par value (the "Stock"), of Trilectron Industries, Inc., a New York corporation (the "Company") (all terms not otherwise defined herein shall have the meanings ascribed thereto in the Purchase Agreement); and

         WHEREAS, Buyer and Seller desire to amend certain provisions of the Purchase Agreement as more fully set forth herein;

         NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Amendment to the Purchase Agreement. The Purchase Agreement is hereby amended as follows:

         1.1 Section 2.2 of the Purchase Agreement is hereby amended by deleting the same in its entirety and inserting in lieu thereof the following:

                  "2.2 Purchase Price. In consideration of the sale, transfer, assignment, conveyance and delivery of the Stock, Buyer shall (a) pay to Seller $52,500,000 by wire transfer of immediately available funds from Buyer to Seller or Seller's designee on the Closing Date, and (b) deliver an unsecured promissory note for an additional $12,000,000 the terms of which are reasonably agreeable to the Buyer (collectively, (a) and (b), shall be the "Purchase Price").

         1.2 Section 2.5 of the Purchase Agreement is hereby amended by deleting the same in its entirety and inserting in lieu thereof the following:

                  "2.5 Post Closing Purchase Price Adjustment. Within five business days after the Closing Net Worth is determined in accordance with Articles 2.3 and 2.4, if applicable, then the Purchase Price shall be adjusted as follows: if the Closing Net Worth is greater than $34,127,000, then Buyer shall be obligated to deliver to Seller an additional amount by wire transfer (to an account specified by Seller in writing) in immediately

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available funds, an amount equal to the amount by which the Closing Net Worth exceeds $34,127,000. If the amount of Closing Net Worth is less than $34,127,000, then Seller shall refund to Buyer, by wire transfer (to the account specified by Buyer in writing) in immediately available funds, an amount equal to $34,127,000 less the amount of the Closing Net Worth."

         2. References. All references in the Purchase Agreement to "this Agreement" shall hereafter refer to the Purchase Agreement as amended hereby.

         3. Counterparts. This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         4. Full Force and Effect. The Purchase Agreement, as amended by this First Amendment, is now and remains hereafter in full force and effect.

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         IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed on their behalf, by their respective officers, thereunto duly authorized, as of the date first above written.

HOBART BROTHERS COMPANY                 HEICO AVIATION PRODUCTS CORP.



By:                                     By:
   -----------------------------------     ------------------------------------
   James Wooten                            Victor H. Mendelson,
   Vice President                          Chief Executive Officer

         For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged and as a material inducement for HEICO Aviation Products Corp. to enter into the foregoing stock purchase agreement, the undersigned, the sole stockholder of Hobart Brothers Company, represents and warrants to HEICO Aviation Products Corp., that Hobart Brothers Company has sufficient financial resources to perform its obligations under the foregoing stock purchase agreement and knows of no circumstances or conditions that will prevent the availability of such financial resources as of the closing of the transactions contemplated by the foregoing stock purchase agreement.

                                        ILLINOIS TOOL WORKS INC.



                                        By:
                                           ------------------------------------
                                           Name:
                                           Title: